EXHIBIT 99

Date: August 2, 2010

FOR IMMEDIATE RELEASE:

CONTACT:

Trent B. Troyer, President & CEO

Robert R. Gerber, SVP & CFO

330-364-7777 or trent@onlinefirstfed.com

330-364-7777 or rgerber@onlinefirstfed.com

FFD Financial Corporation Reports Net Earnings For The Quarter and
Fiscal Year Ended June 30, 2010

DOVER, OHIO - FFD FINANCIAL CORPORATION (NASDAQ:FFDF), parent company of First Federal Community Bank, Dover, Ohio, reported net earnings for the three months ended June 30, 2010, of $356,000, or diluted earnings per share of $.35, compared to the $322,000, or $.32, per diluted share, reported for the comparable three-month period in 2009. The $34,000, or 10.6%, increase in net earnings resulted from increases of $283,000, or 18.6%, in net interest income and $4,000, or 1.3%, in other income, which were partially offset by increases of $163,000, or 223.3%, in the provision for losses on loans, $71,000, or 5.6%, in general, administrative and other expenses and $19,000, or 11.4%, in the provision for federal income taxes.

Net earnings for the fiscal year ended June 30, 2010, decreased $98,000, or 9.3%, to $959,000, or diluted earnings per share of $.95, compared to the $1.1 million, or $1.02 per diluted share, reported in the fiscal year ended June, 30 2009. The decrease in net earnings resulted from increases of $533,000, or 10.8%, in general, administrative and other expenses and $104,000, or 23.4%, in the provision for losses on loans, which were partially offset by increases of $357,000, or 5.7%, in net interest income and $125,000, or 16.9%, in other income, and a decrease of $57,000, or 10.1%, in the provision for federal income taxes.

The increase in net interest income for the fiscal year was primarily due to the costs of new and repricing deposits declining faster than the yields on interest earning assets. Borrowing costs decreased period to period due to decreases in the average balance outstanding, which was partially offset by an increase in the average cost of borrowings. The decrease in the average balance period to period was due to the use of excess liquidity to repay certain Federal Home Loan Bank advances and borrowings under a credit line with another financial institution.

For the twelve-month period ended June 30, 2010, the $125,000 increase in other income resulted largely from increases related to mortgage banking operations and a $41,000 increase in service charges on deposit accounts. The increase in mortgage banking operations resulted primarily from no impairment charge recorded for the twelve-month period ended June 30, 2010, compared to a $175,000 impairment charge recognized in the twelve-month period ended June 30, 2009. The impairment expense on mortgage servicing rights recorded in fiscal year ended June 30, 2009, resulted from the evaluation of the impact of lower interest rates, increased prepayment speeds and refinancing of mortgage loans on the Corporation’s mortgage servicing rights.

The increases in general, administrative and other expense for both the quarter and year ended June 30, 2010 were due primarily to increases in employee compensation and benefits, operating and advertising expense in connection with the new Berlin, Ohio office, increases in data processing expense, costs of the Corporation’s compliance activities related to Section 404 of the Sarbanes-Oxley Act and other expenses related to overall growth in the Corporation’s operations during the periods. The decrease in the provision for federal income taxes was the result of the decreases in net earnings for the quarter and the year.

The increase in the provision for losses on loans for both the quarter and year ended June 30, 2010, was due to management’s assessment of its loan portfolio, delinquency rates, net charge-offs, current economic conditions and the existing allowance for loan losses. Net charge offs were $249,000 for the twelve months ended June 30, 2010, and $232,000 for the comparable 2009 period. Management has reviewed all loans moving into the non-performing category and believes that the allowance for loan losses at June 30, 2010, is adequate based upon the available facts and circumstances. However, there can be no assurance that additions to the allowance will not be necessary in future periods, which could adversely affect the Corporation’s results of operations.

FFD Financial Corporation reported total assets of $206.5 million at June 30, 2010, an increase of 9.2% over the June 30, 2009 balance of $189.0 million. Cash and cash equivalents decreased by 34.3% from the June 30, 2009 balance of $13.8 million, to $9.0 million at June 30, 2010. Excess liquidity and additional deposits were used to repay certain outstanding borrowings, purchase higher-yielding investment securities and originate loans. Investment securities increased from $5.9 million at June 30, 2009 to $8.0 million at June 30, 2010, a 37.1% increase. Loans receivable, net, increased by 10.8% from the June 30, 2009, balance of $161.4 million to $178.8 million at June 30, 2010. Total liabilities increased by 10.0% from the June 30, 2009 balance of $171.1 million, to $188.2 million at June 30, 2010, and included deposits of $171.3 million, representing an increase of 11.5% over the June 30, 2009, deposit balance of $153.6 million. The allowance for loan losses as a percentage of total loans increased to 1.10%, at June 30, 2010, up from 1.04% at June 30, 2009. Non-performing loans were $2.2 million, or 1.1% of total assets, at June 30, 2010, compared to $949,000, or .50% of total assets at June 30, 2009. The $1.25 million increase in non-performing loans was the result of a collateralized participation loan in the amount of $743,000 on a retail strip center as well as several smaller loans moving into the non-performing category. Shareholders’ equity was $18.3 million at June 30, 2010, a 2.3% increase over the June 30, 2009 balance of $17.9 million.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, in Sugarcreek and in Berlin. The Corporation maintains an interactive web site at www.onlinefirstfed.com.

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

(unaudited)

ASSETS	June 30, 2010	June 30, 2009
Cash and cash equivalents	$ 9,034	$ 13,755
Investment securities	8,040	5,865
Mortgage-backed securities	273	293
Loans receivable, net	178,837	161,438
Loans held for sale	1,377	311
Real Estate Owned	–	121
Other assets	8,904	7,231

Total assets	$206,465	$189,014

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$171,339	$153,627
Borrowings	14,329	14,669
Other liabilities	2,502	2,833
Total liabilities	188,170	171,129
Shareholders’ equity	18,295	17,885

Total liabilities and shareholders’ equity	$206,465	$189,014

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

(unaudited)

	Fiscal year ended June 30,		Three months ended June 30,
	2010	2009	2010	2009
Total interest income	$10,311	$10,473	$2,652	$2,552

Total interest expense	3,677	4,196	850	1,033

Net interest income	6,634	6,277	1,802	1,519

Provision for losses on loans	548	444	236	73

Net interest income after provision for losses on loans	6,086	5,833	1,566	1,446

Other income	867	742	308	304

General, administrative and other expense	5,489	4,956	1,332	1,261

Earnings before income taxes	1,464	1,619	542	489

Federal income taxes	505	562	186	167

NET EARNINGS	$ 959	$ 1,057	$ 356	$ 322

EARNINGS PER SHARE
Basic	$.95	$1.02	$.35	$.32

Diluted	$.95	$1.02	$.35	$.32